                                                                   EXHIBIT 10.5b


                               FRANCHISE AGREEMENT

         THIS AGREEMENT, effective this 1st day of January, 1995, is between the City of Taylorville, Illinois ("City") and ENSTAR COMMUNICATIONS CORPORATION and ENSTAR INCOME PROGRAM II-2 L.P., ("Enstar").

         WHEREAS, the City Council, at its meeting held on June 5, 1995 agreed to renew Enstar's franchise pursuant to the terms reflected in this instrument to which Enstar has agreed.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, it is agreed as follows:

         SECTION 1. SHORT TITLE. This Agreement may be referred to and cited as the "Enstar Franchise Agreement."

         SECTION 2. DEFINITIONS. Except as provided below, the terms, phrases, words, and their derivations used in this Agreement shall have the meaning given in the City's Cable Ordinance:

         "Application" means seeking an extension of its franchise, its subsequent renewal proposals, the public hearings held relevant to the proposed renewal, and all related correspondence.

         "Cable Ordinance" means City Ordinance No. 2544 which governs the operation of a cable system under this Agreement.

         "Grantee" or "Franchisee" means Enstar or its lawful successor, transferee or assignee.

         SECTION 3. GRANT OF AUTHORITY.

         (a) There is hereby granted by the City to the Grantee the right and privilege to construct, operate, maintain and extend a cable system to all places within the City. The rights granted

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hereunder shall be non-exclusive and shall not be transferred or assigned without the prior approval of the City as specified in the Cable Ordinance, which approval shall not be unreasonably withheld.

         (b) The Grantee shall have the right to use and occupy roads, streets, alleys, public ways and easements for the purposes of installing its wires, cables, and associated equipment in or on poles, by direct burial, or in underground conduits as necessary for the operation of the cable system. This authority, however, does not obviate the need for obtaining permits from the City for construction involving the disturbance of public streets, sidewalks or thoroughfares and for compliance with all City regulations and requirements relative to construction and operation of facilities in the public rights-of-way.

         SECTION 4. COMPLIANCE WITH APPLICABLE LAWS AND ORDINANCES. The Franchisee shall, at all times during the life of this Agreement, be subject to all lawful exercise of the police power by the City consistent with the Franchisee's contractual rights and to such reasonable regulation as the City shall hereafter provide, and shall be required to comply fully with all federal and state statutes and regulations governing cable communications. The authority granted under this Agreement is subject to the City's Cable Ordinance. By its acceptance of the terms of this Agreement, the Grantee specifically agrees to also accept and abide by the requirements of said Cable Ordinance, which requirements are incorporated hereby by reference, and all subsequent amendments of the Cable Ordinance provided that such amendments do not abrogate

                                        2
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any contractual rights of the Grantee contained herein.

         SECTION 5. PROVISION OF SERVICE.

         (a) 1. Consistent with the requirements of the Cable Ordinance, upon request the Franchisee shall extend cable service to all residents within the City limits as determined as of July 1, 1995.

                  2. The Franchisee and the City agree that as of the date of this Agreement certain residents of the City do not have cable service available. The Franchisee agrees to identify such areas not served and to provide cable service to all locations within the City limits on or before January 1, 1996.

         (b) The Franchisee shall extend service to each school and City building passed by the cable system. No charge shall be made for installation or for basic service, except the Franchisee may: 1.) charge for its cost of installation if more than one connection is desired at each building; or 2.) charge for that portion of the cost of installation which exceeds One Hundred Dollars ($100.00). If during the term of this Agreement, new schools or other public buildings are constructed within the City, the City may also require the extension of service to such schools under the same terms and conditions as for existing public buildings.

         (c) The initial subscriber rates are to be as specified in Exhibit "A" hereto. Subscriber rates may be later modified as provided for by federal law or regulation, and as further procedurally defined by the Cable Ordinance.

         (d) Regular basic service shall consist of a minimum of 12

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channels. The Franchisee shall create and provide such other categories of service as it may deem necessary, except that the total number of channels available in all categories of service shall not be less than 35 channels. The programming carried shall be determined by the Franchisee; provided, however, the City may suggest changes from time-to-time that it believes will better satisfy public needs in terms of broad categories of programming.

         (e) At intervals of no less than once a year, the Franchisee shall provide to the City and all of its subscribers the currently applicable subscriber information specified in Section 15(c) of the Cable Ordinance, excepting a copy of the service contract.

         SECTION 6. LIABILITY AND INDEMNIFICATION.

         (a) By its acceptance of this Agreement, the Grantee specifically agrees that it will indemnify and hold the City, including all its officials, employees and agents, harmless against any and all claims arising out of the grant of this franchise and the operation of Grantee's cable system. The Grantee shall pay all expenses incurred by the City in defending itself against all such claims, including all out-of-pocket expenses such as attorney and consultant fees, and the reasonable value of any service rendered by the City Attorney or any employees of the City.

         (b) The Grantee shall maintain throughout the terms of this Agreement comprehensive liability insurance insuring the City, including its officials, employees and agents, and the Grantee with regard to all damages with respect to operations performed by, or on behalf of, the Grantee in the minimum amounts specified in the

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Cable Ordinance.

         (c) In lieu of the twenty five thousand dollars ($25,000) security fund required by Section 11 of the Cable Ordinance, the Grantee may, on or before the effective date of this Agreement, establish a security fund in the amount of five thousand dollars ($5,000) and a performance bond in the amount of twenty thousand dollars ($20,000),which shall be used for insuring that the Grantee will fulfill and perform each term and condition of this Agreement and the Cable Ordinance. In case of any breach of a condition hereof, the amount of damages shall be withdrawn by the City from the security deposit and then against any performance bond. Following the procedures prescribed in the Cable Ordinance, the Franchisee shall replenish any amounts withdrawn from the security fund and any applicable performance bond.

         (d) Because the City will suffer damages from any violation of this Agreement, which damages may be difficult to quantify, the City and the Franchisee agree to the following schedule of liquidated damages:

         (1) Failure to file reports or supply information as required - $50 per day

         (2) Failure to perform annual sweep and balance tests -$100 per day.

         (3) Failure to perform maintenance and retain maintenance records as required - $100 per day.

         (4) Failure to maintain insurance or replenish security fund/performance as required - $100 per day.

         (5)      Failure to achieve or maintain technical performance standards
                  - $100 per day.

         (6)      Failure to maintain customer service standards - $50 per day.

         (7) Other material violations - $100 per day violations per day that each violation continues.

Before assessing the Franchisee for liquidated damages, the City shall give written notification to the Franchisee in advance so that the Franchisee will have notice of the violation and an opportunity to correct it. The liquidated damages shall not commence accruing for uncorrected violations until the 30th day following the date the notice was received by the Franchisee. A violation will not constitute a breach of the Agreement nor shall liquidated damages accrue where it occurs as a result of acts of God, acts of Federal or City Government which renders performance impossible.

         (e) All insurance and bond instruments must be approved as to form by the City Attorney prior to their effectiveness.

         SECTION 7. TECHNICAL REQUIREMENTS. The Grantee shall maintain and extend its system so as to provide high quality signals and reliable service consistent with the proposal contained in its Application. The system shall meet or exceed any applicable technical performance standards of the FCC and the Cable Ordinance.

         SECTION 8. EMERGENCY USE OF FACILITIES. In the case of any emergency or disaster, the Grantee shall, upon request of the City, make available its facilities to the City for emergency use during the emergency or disaster period.

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         SECTION 9. OTHER BUSINESS LICENSES. This Agreement authorizes only the operation of a cable system as provided for herein, and does not take the place of any other franchise, license, or permit which might be required of the Grantee by law.

         SECTION 10. DURATION AND ACCEPTANCE OF AGREEMENT. This Agreement and the rights, privileges, and authority hereby granted shall take effect and be in force from the effective date of this Agreement and shall continue in force throughout its term provided that within sixty (60) days after the date of adoption of this Agreement by the City Council the Grantee shall provide evidence of satisfactory compliance with the security fund/performance bond and insurance requirements hereof, notwithstanding any contrary provision of the Cable Ordinance. Failure of the Grantee to do so within said time period shall operate to make this Agreement null and void without further action by the City.

         SECTION 11. FRANCHISE FEE. As compensation to the City for the use made of its roads, streets, and public thoroughfares, the Franchisee shall pay to the City a franchise fee at the maximum allowable rate provided by law payable as specified in the Cable ordinance. The maximum allowable rate payable shall be determined as of January 1, 1995 and annually on September 1st of each year. In the event of a change in the rate percentum to be paid, such charge shall become effective on the succeeding January 1st.

         SECTION 12. CUSTOMER SERVICE. The Franchisee shall provide customer service consistent with its Application and the provisions of the Cable Ordinance.

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
         SECTION 13. SYSTEM MAINTENANCE.

         (a) The Franchisee shall maintain the system at the highest commercially practical level of technical quality. To that end, it shall perform, at a minimum, all tests required to be performed by a Cable Operator pursuant to FCC regulations in effect on the effective date of this franchise.

         (b) The Franchisee shall retain a copy of all maintenance logs and records for a period of two years. Upon request of the City, the Franchisee shall provide copies of such documentation to the City.

         (c) No less than once a year the Franchisee shall perform a sweep and balance of the system activities to ensure that the entire system is performing as required.

         SECTION 14. CONFLICTS.

         (a) In the event of a conflict between this Agreement and the Cable Ordinance, the Cable Ordinance shall prevail unless said Ordinance provides for an exception in the Franchise Agreement or unless this Agreement explicitly modifies or waives a provision of the Ordinance.

         (b) Section 14(a)(2) is hereby modified to require submission of financial statements based upon the method set forth herein.

                  (1) Annually, the Franchisee shall file with the City Clerk within three (3) months of the end of its Fiscal Year a financial statement disclosing the income and expenses of the

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                           operations undertaken pursuant to this Agreement.

                  (2) Such financial statement shall be prepared by the Chief Financial Officer of the Franchisee and shall be sworn by him to be true, correct and complete to the best of his personal knowledge.

                  (3) Such financial statement shall be prepared as the basis of the Enstar Income Program II-2, Hillsboro Region, or its successor (the "Region").

                  (4) Such Financial Statement shall be calculated by multiplying the results of operations for said Region by a fraction, the numerator of which is the number of subscribers in the Franchisee Territory as of the last day of the Fiscal Year reported and the denominator of which is the number of basic subscribers for the Region.

                  (5) In the event that the Franchisee commences accounting for individual systems within the Region, such commencement shall be deemed to be a relinquishment of the relief granted in this subscription and the Franchisee shall notify the City of such commencement by the method set forth in Section 15 hereof.

         SECTION 15. NOTICES. All formal notices under this Agreement

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shall be delivered by U.S. mail (certified or registered), or any courier service that verifies the date of delivery and shall be considered given upon the date of receipt. Notices sent to the City shall be addressed to the City Clerk with a copy to the City Attorney. Notices sent to the Franchisee shall be addressed to its local office to the attention of Regional Manager, Enstar Cable TV, 11 Clearing Avenue, P.O. Box 526, Taylorville, IL 62568 with a duplicate notice to the attention of Senior Vice President, Enstar Communications Corporation, 10900 Wilshire Blvd., Suite 1500, Los Angeles, CA 90024.

         SECTION 16. MISCELLANEOUS PROVISIONS.

         (a) Whenever this Agreement shall set forth any time for an act to be performed by or on behalf of the Franchisee, such time shall be deemed of the essence.

         (b) This Agreement may not be amended except by written instrument executed by both parties hereto.

         (c) This Agreement shall be interpreted under the laws of the State of Illinois.

         (d) If any provisions of this Agreement is found by any court, government agency or other body having jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate appropriate changes to such provision, and the remaining provisions, to the extent practical, shall remain in full force and effect.

         SECTION 17. TERM OF AGREEMENT. This Agreement shall take effect as of January 1, 1995, provided that such execution occurs on or before July 31, 1995, and one such executed copy is delivered

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by Enstar to the City Clerk no later than 5:00 p.m., July 31, 1995. If not so executed and delivered in a timely manner, this Agreement shall be null and void. Once effective, this Agreement shall remain in effect until December 31, 2001, unless extended or renewed as provided for in Section 18 hereof. Provided, however, if the requirements of Sections 6(b) and (c) and 10 of this Agreement are not satisfied within sixty (60) days of the effective date, this Agreement shall become null and void.

         SECTION 18. RENEWAL AND EXTENSION OF FRANCHISE GRANTED HEREUNDER.

         (a) The franchise granted hereunder shall be extended for a term commencing at 12:00 a.m., January 1, 2002 and expiring at 11:59 p.m., December 31, 2009, upon substantial compliance by the Franchisee with the material terms and conditions set forth in this section.

         (b) In the event the Franchisee has requested a transfer of the franchise by the filing of an Application for Transfer of Franchise pursuant to
Section 8 of the Cable Ordinance or by any other procedure which resulted in a transfer of the franchise pursuant to Section 34 of the Cable Ordinance, the right to extend the franchise set forth in subsection (a) above may be transferred to any transferee upon a majority vote of the City Council taken at a regular meeting.

         (c) In the event that the City Council has revoked or terminated the franchise pursuant to Section 35 of the Cable Ordinance, the extension of said franchise set forth in subsection

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(a) above shall be null and void.

         (d) In the event the Franchisee is determined to have violated subsection (c) of Section 37 or Section 38 of the Cable Ordinance, the right to renew and extend said franchise set forth in subsection (a) above shall be null and void.

         (e)

                  (1) The Franchisee shall seek such renewal and extension of the franchise by submitting a notice to the City Clerk requesting such extension not later than January 1, 2002. Said request shall include a sworn affidavit of an officer of the company indicating that the Franchisee has substantially complied with applicable federal law and the material provisions of Sections 10 through 19 of the Cable Ordinance; has made payment of any and all sums due to the City of Taylorville; and, the amount paid as liquidated damages as provided for in Section 6(d) provided herein.

                  (2) Upon receipt of such notice by the City Clerk, the Mayor and City Council shall commence a Performance Evaluation as provided for in Section 33 of the Cable Ordinance for the purpose of determining substantial compliance with federal law and Sections 10 to 19 of the Cable Ordinance and substantial compliance with subsections (b) through
         (e) of Section 18 of this Agreement.

                  (3) In the event that the City Council finds, as a result of said performance evaluation, that the Franchisee has substantially complied with said sections, the City Council

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
         shall renew and extend the franchise of the Franchisee through and including December 31, 2009 provided, however, that to obtain such renewal, Franchisee must agree to pay to the City of Taylorville franchise fees at the maximum allowable rate imposed by law; to pay all of the costs incurred by the City of Taylorville, not to exceed Ten Thousand Dollars ($10,000) in conducting a performance evaluation provided for herein, and the execution of a substantially similar franchise agreement setting forth the duties and obligations of the parties.

                  (4) In the event that the City Council finds, as a result of said performance evaluation, that the Franchisee has not substantially complied with the provisions of this Agreement and all provisions of the Cable Ordinance set forth therein, the extension of said franchise set forth in subsection (a) above shall be null and void.

                  (5) The City Council shall adopt procedural rules for conducting the Performance Evaluation provided for herein. Said Rules shall provide that the determinations and findings to be made in the subsections shall be adopted only by a majority vote of the City Council at a regularly scheduled meeting.

         SECTION 19. RECONSTRUCTION OF EXISTING SYSTEM. Notwithstanding any provision of the Cable Ordinance, Enstar agrees to upgrade the distribution system for the provision of the services provided for herein as set forth in this section.

         The upgrade of said system shall begin not later than July 1,

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
1995. The upgrade of said system shall be completed within 24 months from the date of the commencement of construction. The system upgrade shall be designed to a 750 megahertz and constructed for 550 megahertz capacity operation. Enstar shall upgrade the system by installing a fiber optic cable piggyback trunkline throughout said system. The system shall be constructed not less than the same technical standards and capacities as all other franchise territories that are served by the Taylorville region of Enstar. The company shall periodically inform the City of the progress of such upgrade work and provide monthly written status reports to the City on such progress, including maps showing areas where such upgrade work is to be performed.

         Prior to the commencement of construction, Enstar shall obtain all necessary permits, licenses or other authorization as required by all applicable laws and ordinances and shall otherwise comply with all terms and conditions of this franchise and the cable Ordinance concerning construction.

         In addition to requirements for insurance of the operations of Enstar, the following additional insurance restrictions shall apply during the period of said upgrade as set forth in this paragraph. Prior to the commencement of construction, Enstar shall post with the City Clerk a Construction Bond in the amount of $100,000 conditioned upon the upgrade of the system in a workmanlike manner in accordance with the standards set forth in this Franchise Agreement and in the cable Ordinance; and, a Performance Bond in the amount of $100,000 conditioned upon the completion of the

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system within the times and in accordance with the specifications set forth herein. Additionally, Enstar shall cause the City to be named as an additional named insured on any certificate of insurance tendered by any contractor or subcontractor performing work in connection with said upgrade as contemplated by this section. Enstar shall be obligated to provide said certificates by the latter of 60 days after the commencement of the upgrade or 60 days after the execution of any contract or subcontract for the performance of upgrade work.

         SECTION 20. PUBLIC, EDUCATIONAL AND GOVERNMENTAL ACCESS COMMITMENT. Following completion of the Reconstruction of the System provided for in Section 19 hereof:

         (a) Enstar agrees to make available to the City of Taylorville and the appropriate educational and public organizations one channel each for public, educational and governmental access programming. Such channels shall be activated by Enstar upon it receipt and approval of an appropriate proposal for the provision of public, educational or governmental access programming, which proposal includes an agreement to indemnify Enstar for liability incurred as a result of programming content. Enstar agrees to cooperate with the City of Taylorville or any appropriate public or educational organization seeking activation of an access channel and shall, to reasonable commercial limits, provide assistance, technical expertise and other material as may be required for the provision of access and programming.

         (b) Enstar reserves the right to provide financial or

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
material assistance to the City of Taylorville or any qualified public or educational organization which Enstar, in its sole discretion, deems appropriate for such assistance to enhance the provision of access services in the City of Taylorville.

         (c) Enstar recognizes the value of the provision of cable television services as an educational tool in the schools within the school districts located within the corporate boundaries of the City of Taylorville. As a result of such recognition, Enstar hereby covenants and agrees to provide free basic services to said educational institutions now in existence and to provide service to any newly constructed educational facility within the City of Taylorville. In furtherance of said recognition, Enstar further agrees to continue its participation in the "Cable in the Classroom" program or any program providing similar substitute services, throughout the term of this franchise and any extensions hereof.

         SECTION 21. PROVISION OF LOCAL OFFICE FACILITIES. Enstar recognizes the economic value of the location of its regional office facility in the City of Taylorville. As a consequence, Enstar will exercise its best efforts during the term of the franchise, and any extensions hereof, to retain the location of its regional facility within the corporate limits of the City of Taylorville, however, Enstar reserves the right to relocate its facility in the event Enstar determines, in its sole discretion, that business conditions warrant such relocation. Notwithstanding the foregoing or any contrary provisions of the Cable Ordinance,

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Enstar covenants and agrees to retain a regional office location in substantially the form existing on the date of the adoption of this franchise within the corporate limits of the City of Taylorville for a period of not less than 36 months from the effective date of this franchise. Subsequent to said period, Enstar agrees to provide not less than 90 days notice to the Mayor and City Council of the City of Taylorville in the event it determines to relocate the regional office facility to another community.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals as follows:

CITY OF TAYLORVILLE, ILLINOIS              Attest:


By: /s/ Illegible                          /s/ Pamela J. Peabody
    -----------------------------------    ------------------------------------
    Mayor                                  City Clerk

Date: 7/1/96
      ---------------------------------


ENSTAR COMMUNICATIONS CORPORATION          Attest:

By: /s/ Illegible                          /s/ Danielle Niellet
    -----------------------------------    ------------------------------------

    Its V. P.
        -------------------------------

Date: 4/17/96
      ---------------------------------


         A fully executed copy of this Agreement was deposited and filed with the City of Taylorville, Illinois, on the 1st day of July 1996.


                                           /s/ Pamela J. Peabody
                                           ------------------------------------
                                           City Clerk


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ENSTAR CABLE TV - Taylorville, IL              TAY892-TAYO1 (Effective: 4/15/95)


CHANNEL LINE-UP
     *     2         QVC
     *     3         WCIA 3-CBS CHAMPAIGN, IL
     *     4         WAND 17-ABC DECATUR, IL
     *     6         KSDK5-NBC ST. LOUIS, MO
     *     6         USA NETWORK
           7         THE MOVIE CHANNEL
     *     8         WFHL 23-IND DECATUR, IL
     *     9         WILL-TV 12-PBS URBANA-CHAMPAIGN, IL
     *    10         WICS 2O-NBC SPRINGFIELD. IL
     *    11         KPLR-TV II-IND ST. LOUIS. MO
     +    12         THE WEATHER CHANNEL
     *    13         WRSP-TV 55 FOX SPRINGFIELD. IL
     *    14         LIFETIME
          15         CINEMAX
     *    16         ESPN
          17         THE DISNEY CHANNEL
     +    18         CNN
     *    19         MTV
     *    21         HBO
     +    22         THE NASHVILLE NETWORK
     =    23         WGN-TV
     =    24         WTBS 17-IND ATLANTA, GA
     =    25         THE FAMILY CHANNEL
     =    26         TNT
     =    27         THE DISCOVERY CHANNEL
          28         SHOWTIME
     +    29         CNN HEADLINE NEWS
     *    30         LOCAL-CHARACTER GENERATED
     *    31         ARTS & ENTERTAINMENT
     *    32         COUNTRY MUSIC TV
     *    33         AMERICAN MOVIE CLASSICS
     *    34         NICKELODEON
     *    35         CNBC
     *    98         SCI-FI CHANNEL
     *    99         C-SPAN

RATES
     BASIC (*)                                                            21.08
     TIER (+)                                                              1.26
     SATPAC (=)                                                            4.65
     BASIC ON ADDITIONAL OUTLET                                            0.00
     INSTALLATION/SERVICE (per hr)                                        45.00
     INSTALL MATERIALS (if any)                                         At Cost
     REMOTE                                                                0.14
     NON-ADDRESSABLE CONVERTER                                             1.17
     RADIO SERVICE                                                         1.95
     WIRE MAINTENANCE AGREEMENT                                            1.50
     LATE PAYMENT FEE                                                      1.50
     RETURNED CHECK FEE                                                   15.00
     LOST/STOLEN CONVERTER EQUIP                                    Prices Vary
     DAMAGED CONVERTER EQUIPMENT                          Actual Cost to Repair

PREMIUM SERVICES
     CINEMAX                                                              10.45
     THE DISNEY CHANNEL                                                    9.45
     HBO                                                                  11.00
     THE MOVIE CHANNEL                                                    10.45
     SHOWTIME                                                             10.45

--------------------------------------------------------------------------------
All Broadcast TV stations carried on a channel higher than 13 can only be received via cable through a converter box, unless you have a cable-ready TV set. Converter boxes are available for rent at the low rate listed above.

The above rates may not include applicable taxes, fees and assessments. Any such amounts will be itemized on your bill.